Exhibit 23.1

CONSENT OF PRICEWATERHOUSECOOPERS LLP

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference of our report dated November 20, 2009 relating to the financial statements, financial statement schedules and the effectiveness of internal control over financial reporting of Microsemi Corporation included in the Annual Report (Form 10-K) for the year ended September 27, 2009.

/s/ PricewaterhouseCoopers LLP

Orange County, California
May 10, 2010